Exhibit 7

1 December 2023

[CHARGOR]
(as Chargor)

and

HSBC BANK PLC
(as Chargee)

SECURITY DEED

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

THIS DEED is made on 1 December 2023

BETWEEN:

(1)	[CHARGOR], a company incorporated with limited liability in Switzerland with registered number CHE-[ ], as chargor (the “Chargor”); and

(2)	HSBC BANK PLC as chargee (the “Chargee”).

BACKGROUND

(A)	HSBC Bank plc (as lender) has agreed to provide to [the Chargor (as borrower)/Glencore International AG] a facility (the “Facility”) on the terms and conditions set out in the Facility Agreement (as defined below).

(B)	The Chargor has agreed to enter into this Deed in connection with the Facility Agreement and acknowledges that this Deed is a Transaction Security Document with respect to the Facility Agreement.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

“Account Control Letter” means a notice substantially in the form set out in Appendix 6 (Form of Account Control Letter) of the Custody Agreement;

“Charged Property” means all the assets and undertakings of the Chargor which from time to time are subject of the security created or expressed to be created in favour of the Chargee by or pursuant to this Deed;

“Clearance System” means:

(a)	DTC;

(b)	any person whose business is or includes the provision of clearance service or the provision of security accounts; or

(c)	any nominee or depository for such person;

“Collateral Cash” means all monies from time to time standing to the credit of the Custodian Cash Account (including any interest and other sums accruing thereon), together with all of the Chargor’s rights, title and interest in, and benefits and proceeds deriving from or arising in connection with, the Custodian Cash Account;

“Collateral Securities” means all present and future Shares and any other securities or other assets, property or entitlements from time to time recorded in or standing to the credit of the Custody Account (including any Related Rights);

“Custodian” means HSBC Bank plc, in its capacity as custodian;

“Custody Account” means the account of the Chargor with Custodian with the account number [            ] (and any renewal or re-designation of such account(s)), in each case together with the debt or debts represented thereby;

“Custody Agreement” means the custody agreement between the Chargor and the Custodian entered into in connection with the Chargor’s Custody Account signed on or about 21 November 2023;

“Custodian Cash Account” means the account of the Chargor with the Custodian with the account number [      ] (and any renewal or re-designation of such account(s)), in each case together with the debt or debts represented thereby;

“Default Rate” means the rate at which interest is payable under clause 9.7 (Default Interest) of the Facility Agreement;

“Dividend” means any dividend or other payment or distribution of any kind, whether in the nature of dividend or capital and whether in the form of cash or otherwise;

“Enforcement Event” means the delivery by the Lender of a notice under paragraph (a) of clause 23.19 (Acceleration) of the Facility Agreement or the occurrence of an event that has resulted in the acceleration of the Facility pursuant to paragraph (b) of clause 23.19 (Acceleration) of the Facility Agreement;

“Facility Agreement” means the margin loan facility agreement dated on or about the date of this Deed between Glencore International AG as borrower, Glencore plc as guarantor, Glencore AG as third party security provider and HSBC Bank plc as original lender and calculation agent;

“Financial Collateral” has the meaning given to it in the Financial Collateral Regulations;

“Financial Collateral Regulations” means the Financial Collateral Arrangements (No. 2) Regulations 2003 (as amended);

“Party” means a party to this Deed;

“Qualifying Disposition” means a sale, transfer or other disposition of the Collateral Securities:

(a)	to any person who acquires them in a broadly distributed public offering of the Collateral Securities that is registered under the Securities Act (including the underwriter of such offering, which may be the Chargee or its Affiliate);

(b)	effected on any securities exchange so long as the Chargee (or its Affiliate) did not solicit or arrange for the solicitation of orders to buy such Collateral Securities in anticipation of or in connection with such sale;

(c)	to a person that the Chargee believes in good faith is not, and after giving effect to such sale, transfer or other disposition, will not be, an Affiliate (as such term is used under the Securities Act) of the Issuer of such Shares;

(d)	to a person that is an Affiliate (as such term is used under the Securities Act) of the Issuer prior to such sale, transfer or other disposition so long as the number of Collateral Securities, or Shares that are collateral or other security for any other transaction to which the Chargee or any its Affiliate is a party, sold, transferred or otherwise disposed of to such person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the outstanding Shares; or

(e)	to the Issuer or any of its Subsidiaries,

and which, in any such case, is made in compliance with applicable requirements of the Securities Act, including but not limited to, if applicable, the requirements set forth in Rule 144 under the Securities Act.

“Receiver” means a receiver, receiver and manager or administrative receiver appointed under this Deed;

“Related Rights” means all Dividends, distributions and other income paid or payable on any Collateral Securities, together with all shares or other property derived from any Collateral Securities and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Collateral Securities (whether by way of conversion, redemption, bonus, preference, option or otherwise); and

“Secured Obligations” has the meaning given to it in the Facility Agreement.

1.2	Construction

In this Deed, unless a contrary intention appears, a reference to:

(a)	an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(b)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(e)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(f)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(g)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(h)	a “Finance Document” or a “Finance Party” means a Finance Document or a Finance Party (as the case may be) in respect of the Facility; and

(i)	the Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

1.3	Other References

(a)	In this Deed, unless a contrary intention appears, a reference to:

(i)	the Chargor, the Chargee or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees;

(ii)	any Finance Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended (howsoever fundamentally and whether or not such amendment results in new and / or more onerous obligations and liabilities), including by way of a change in the purpose of the facilities, or by way of a refinancing, deferral or extension of the facilities or by way of an addition or increase of or other changes to the facilities or other obligations or liabilities under the agreements or accession or retirement of the parties to the agreements;

(iii)	any clause or schedule is a reference to, respectively, a clause of and schedule to this Deed and any reference to this Deed includes its schedules; and

(iv)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	The index to and the headings in this Deed are inserted for convenience only and are to be ignored in construing this Deed.

(c)	Words importing the plural shall include the singular and vice versa.

1.4	Incorporation by reference

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Facility Agreement have the same meanings when used in this Deed. In the event of any inconsistency between the definitions under the Facility Agreement and this Deed, this Deed will govern.

1.5	Miscellaneous

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy any right or benefit expressly or impliedly conferred by this Deed.

(b)	Any Receiver or any Delegate may subject to this Clause and the Third Parties Act, rely on any clause of this Deed which expressly confers rights on it.

(c)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

(d)	Clause 3 (Charging Provision) shall be construed as creating a separate and distinct fixed charge over each relevant asset within any particular class of assets defined in this Deed and the failure to create an effective fixed charge (whether arising out of this Deed or any act or omission by any party) over any one asset shall not affect the nature or validity of the charge imposed on any other asset whether within that same class of assets or not.

1.6	Separate security arrangements

The Chargor and the Chargee intend that the security arrangements contemplated by this Deed constitute a “security financial collateral arrangement” (as defined in the Financial Collateral Regulations). To the extent that any part of the Charged Property is not Financial Collateral, the Security shall be construed as creating separate and distinct security, and be separate security arrangements, with respect to (i) such part of the Charged Property that constitutes Financial Collateral and which forms part of a “security financial collateral arrangement” and (ii) such part of the Charged Property which does not constitute Financial Collateral or form part of a “security financial collateral arrangement”.

2.	COVENANT TO PAY

The Chargor, as primary obligor, covenants with the Chargee that it will on demand pay the Secured Obligations when they fall due for payment.

3.	CHARGING PROVISION

The Chargor, as continuing security for the payment of the Secured Obligations, agrees to charge and hereby charges by way of first fixed charge in favour of the Chargee and with full title guarantee all of its rights, title and interest, both present and future, from time to time, in and to:

(a)	all Collateral Securities and Related Rights;

(b)	all Collateral Cash;

(c)	the Custodian Cash Account and any benefits and proceeds deriving from or arising in connection with it;

(d)	the Custody Account and any benefits and proceeds deriving from or arising in connection with it; and

(e)	the Custody Agreement.

4.	FURTHER ASSURANCE

(a)	The covenants set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in sub-clause (b) and (c) below.

(b)	The Chargor shall promptly (and at its own expense) do all such acts (including payment of all stamp duties or fees) or execute or re-execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Chargee may determine to be necessary (acting reasonably) (and in such form as the Chargee may reasonably require):

(i)	to create, perfect or protect the Security created or intended to be created under or evidenced by this Deed (which may include the execution or re-execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of this Deed) or for the exercise of any rights, powers and remedies of the Chargor provided by law and the Chargee provided by or pursuant to this Deed or by law;

(ii)	to confer on the Chargee, Security over any property and assets of the Chargor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to this Deed; and/or

(iii)	to facilitate the realisation of the assets following the occurrence of an Enforcement Event which are, or are intended to be, the subject of the Security created under this Deed.

(c)	The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of the Security conferred or intended to be conferred on the Chargee by or pursuant to this Deed.

5.	NEGATIVE PLEDGE

The Chargor shall not:

(a)	create or agree to create or permit to subsist any Security over all or any part of the Charged Property other than the Transaction Security with respect to the Facility Agreement;

(b)	sell, transfer, lend or otherwise dispose of all or any part of the Charged Property or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so;

(c)	withdraw or otherwise deal with all or any monies or other property from time to time recorded in or standing to the credit of the Custodian Cash Account or the Custody Account; or

(d)	dispose of the equity of redemption in respect of all or any part of the Charged Property,

except as permitted by the Facility Agreement, this Deed or with the prior written consent of the Chargee.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties

The Chargor gives the representations and warranties set out in this Clause to the Chargee on the date of this Deed and on each date that the Repeating Representations are repeated under the Facility Agreement.

6.2	Status

(a)	It is the legal and beneficial owner of the Custodian Cash Account and the Custody Account.

(b)	It has the power to establish and maintain each of the Custodian Cash Account and the Custody Account and to enter into and deliver and to create the Security constituted by this Deed.

(c)	It is the legal and beneficial owner of the Collateral Cash, subject to the Security constituted by this Deed.

(d)	All of the Collateral Securities are fully paid.

6.3	Nature of security

Subject, in each case, to the Legal Reservations, this Deed creates the Security it purports to create and is not liable to be amended or otherwise set aside on its liquidation or administration or otherwise.

6.4	Custody Agreement

(a)	Except as otherwise expressly stated in the Custody Agreement, no payments owed to it by any other party to the Custody Agreement are subject to any right of set-off or similar right.

(b)	Subject to the Legal Reservations, the Custody Agreement is its legally binding, valid, and enforceable obligation.

(c)	It is not in default of any of its obligations under the Custody Agreement.

(d)	Its entry into and performance of this Deed, and the assignment of the Custody Agreement by the Chargee in connection with its enforcement of the Security granted hereunder, will not conflict with any term of the Custody Agreement.

7.	PERFECTION OF SECURITY

The Chargor shall on the date of this Deed serve an Account Control Letter duly executed by it on the Custodian and use its reasonable endeavours to procure that the Custodian counter-signs the Account Control Letter (or in such other form as may be specified by the Chargee).

8.	COLLATERAL SECURITIES

8.1	Calls

The Chargor must pay all calls or other payments due and payable in respect of any of the Collateral Securities.

8.2	Voting rights

(a)	At any time prior to the occurrence of an Enforcement Event, the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights in respect of the Collateral Securities, provided that the Chargor shall not exercise, permit to be exercised or direct the exercise of the voting rights or any other rights in relation to such Collateral Securities in a manner contrary to the provisions of the Finance Documents or which would jeopardise, impair or otherwise materially and adversely prejudice the interests of the Chargee or adversely affect the validity, enforceability or existence of the Charged Property or the Security created by this Deed.

(b)	The Chargor must indemnify the Chargee or its representative against any loss or liability incurred by the Chargee or its representative as a consequence of the Chargee or its representative acting in respect of the Collateral Securities on the express direction of the Chargor.

(c)	At any time after the occurrence of an Enforcement Event if the Chargee has given notice to the Chargor that it intends to exercise its rights under this Clause 8.2(c), the Chargee or its representative may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor), or refrain from exercising, any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Collateral Securities or any person who is the holder of any Collateral Securities and the Chargor shall take all steps that are required by the Chargee or its representative to facilitate such exercise (including, without limitation, by the provision of proxies).

8.3	Clearance System

(a)	The Chargor must (i) if so requested by the Chargee or (ii) following the occurrence of an Enforcement Event, promptly take whatever action the Chargee may reasonably request for the dematerialisation or rematerialisation of any Collateral Securities held in a Clearance System.

(b)	Without prejudice to the rest of this Clause, the Chargee may, at the expense of the Chargor, take whatever reasonable action is required for the dematerialisation or rematerialisation of the Collateral Securities belonging to the Chargor as necessary.

8.4	Dividends and other Related Rights

The Chargor shall procure that all Related Rights on or in respect of the Collateral Securities:

(a)	in the form of cash is immediately paid into the Custodian Cash Account;

(b)	in the form of Shares are immediately transferred into the Custody Account; and

(c)	in any other form is promptly made subject to the Security in accordance with the directions of the Chargee.

Nothing in this Clause 8.4 shall prejudice the operation of clauses 19.8 (Dividends) and 19.6 (Release of Collateral) of the Facility Agreement.

8.5	Voting and Distribution Rights

Subject to Clauses 8.2 (Voting Rights) and 8.4 (Dividends), but without prejudice to Clause 8.4 (Dividends) or any other Finance Document, the Chargor shall hold any Related Rights on, in respect of or derived from the Collateral Securities on trust for the Chargee under the Facility Agreement until such Related Rights are paid or transferred into the Custody Account or otherwise dealt with pursuant to Clauses 8.2 (Voting Rights) or 8.4 (Dividends).

9.	CUSTODY AGREEMENT

9.1	Preservation

The Chargor must not:

(a)	amend or waive any term of, or terminate, the Custody Agreement; or

(b)	take any action which might jeopardise the existence or enforceability of the Custody Agreement,

other than in accordance with provision of this Deed or with the prior consent of the Chargee.

9.2	Other undertaking

The Chargor must:

(a)	duly and promptly perform its obligations, and diligently pursue its rights, under the Custody Agreement;

(b)	supply the Chargee and any Receiver with copies of the Custody Agreement and any information and documentation relating to the Custody Agreement requested by the Chargee or any Receiver; and

(c)	diligently pursue its rights under the Custody Agreement.

10.	IMPLIED COVENANTS FOR TITLE

(a)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Charging Provisions).

(b)	It shall be implied in respect of Clause 3 (Charging Provisions) that the Chargor is disposing of the Charged Property free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

11.	POWER TO REMEDY

11.1	Power to Remedy

If the Chargor fails to comply with any obligation set out in Clause 7 (Perfection of Security) and that failure is not remedied to the satisfaction of the Chargee within 14 days of the Chargee giving notice to the Chargor or the Chargor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Chargee or any person which the Chargee nominates to take any action on behalf of the Chargor which is necessary to ensure that those obligations are complied with.

11.2	Indemnity

The Chargor shall indemnify the Chargee against all losses, costs, expenses and liabilities incurred by the Chargee as a result of a breach by the Chargor of its obligations under Clause 7 (Perfection of Security) and in connection with the exercise by the Chargee of its rights contained in Clause 11.1 (Power to Remedy) above. All sums the subject of this indemnity will be payable by the Chargor to the Chargee on demand and if not so paid will bear interest at the Default Rate. Any unpaid interest will be compounded monthly.

12.	CONTINUING SECURITY

12.1	Continuing Security

The Security constituted by this Deed shall be a continuing security notwithstanding any intermediate payment or settlement of all or any part of the Secured Obligations or any other act, matter or thing.

12.2	Other Security

The Security constituted by this Deed is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which the Chargee may now or after the date of this Deed hold for any of the Secured Obligations, and the Security constituted by this Deed may be enforced against the Chargor without first having recourse to any other rights of the Chargee.

12.3	Immediate Recourse

The Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or enforce any guarantee or other Security or right of setoff before enforcing this Deed.

13.	ENFORCEMENT OF SECURITY

13.1	Enforcement Powers

For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Deed. The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Deed shall be immediately exercisable at any time after an Enforcement Event has occurred.

13.2	Statutory Powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Deed, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Deed, those contained in this Deed shall prevail.

13.3	Exercise of Powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed, and all or any of the rights and powers conferred by this Deed on a Receiver (whether expressly or impliedly), may be exercised by the Chargee in any manner in which it sees fit without further notice to the Chargor at any time after an Enforcement Event has occurred, irrespective of whether the Chargee has taken possession or appointed a Receiver of the Charged Property.

13.4	Disapplication of Statutory Restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the Security constituted by this Deed.

13.5	Appropriation under the Financial Collateral Regulations

(a)	The Chargor and the Chargee intend that this Deed constitutes a “financial collateral arrangement” (as defined in the Financial Collateral Regulations) and, as such, and without prejudice to any other rights of the Chargee under any Finance Document, the Chargee shall have the right at any time following the occurrence of an Enforcement Event, to appropriate any Charged Property which constitutes Financial Collateral, in such manner as it sees fit in or towards satisfaction of the Secured Obligations in accordance with the Financial Collateral Regulations.

(b)	If the Chargee is required to value any Financial Collateral for the purpose of paragraph (a) above, the value shall be:

(i)	in the case of cash, its face value at the time of appropriation; and

(ii)	in the case of financial instruments or other Financial Collateral, the amount as determined by the Chargee which is the Chargee’s estimate (acting in a commercially reasonable manner) of the net proceeds that would be realised on a sale of such financial instruments or other Financial Collateral and (in respect of Financial Collateral that comprises publicly traded securities) taking into account such considerations as the Chargee, acting reasonably, deems appropriate at the time, which may include, without limitation, the following factors:

(A)	the current market price of that Financial Collateral as quoted on any public index, exchange or regulated market on which those securities are listed or admitted to trading;

(B)	the market liquidity of those securities;

(C)	the availability of alternative markets for, and price achievable or realisable from the sale in any such alternative market of, that Financial Collateral, in each case that the Chargee is aware of;

(D)	any adjustment to the price of that Financial Collateral that may be required if that Financial Collateral were to be sold in a block trade; and

(E)	the number of relevant securities and the proportion that they bear to the total aggregate amount of such securities then in issuance,

as converted, where necessary, into the currency in which the Secured Obligations are denominated at a market rate of exchange prevailing at the time of appropriation selected by the Chargee. The Parties agree that the methods of valuation set out in this paragraph (b) are commercially reasonable for the purpose of the Financial Collateral Regulations.

13.6	Application of Collateral Cash

At any time after an Enforcement Event has occurred the Chargee may and is hereby irrevocably and unconditionally authorised, without further enquiry and without either giving notice to the Chargor or obtaining any consent, to apply the whole or part of the Collateral Cash in or towards payment of all or any part of the Secured Obligations.

13.7	Sale of Collateral Securities

(a)	The Chargor acknowledges and agrees that the Collateral Securities may decline speedily in value and are of a type customarily sold on a recognised market and therefore that the Chargee is not required to send any notice of its intention to sell or otherwise dispose of any Collateral Securities. Following the occurrence of an Enforcement Event, the Chargee may but subject to any duties or obligations arising under any applicable law or regulation, sell the Collateral Securities in a private sale in such manner and under such circumstances as the Chargee may deem necessary or advisable (with the Chargee having the right to purchase any or all of the Collateral Securities to be sold). The Chargor acknowledges that such sale shall be deemed to have been made in a commercially reasonable manner, notwithstanding that any such sale may be for a price less than that which might have been obtained had such Collateral Securities been otherwise privately or publicly sold.

(b)	The Parties acknowledge and agree that large blocks of equity securities are customarily sold by the seller retaining an investment bank or other financial institution (a “Block Dealer”) to send notification of such sale via e-mail and/or telephone calls, using a marketing team reasonably familiar with the issuer and the market for such equity securities, to one or more sophisticated equity investors who maintain accounts with such Block Dealer (or its affiliates) (but generally not to retail investors) soliciting such investors to submit bids to purchase the offered securities from which bids the Block Dealer will build a book of bids for purposes of determining the market clearing price for such offered securities, which price is typically expected to be determined shortly following the commencement of such offering. Furthermore, the Parties acknowledge and agree that, subject to any duties or obligations arising under any applicable law or regulation (i) the Chargee may exercise its rights pursuant to this Clause 13 substantially concurrently or in prompt succession (including at the same time on the same day); (ii) the Chargee may solicit bids to purchase the relevant Collateral Securities from any particular investor that maintains accounts with the Chargee (or its affiliates) and (iii) the events or circumstances giving rise to certain Events of Default and/or the event of an enforcement on a large block of equity securities pledged by a major shareholder, may reduce the number of investors interested in participating in the market for such equity securities and/or the price any such investor is willing to bid for such equity securities. As a result, any such sale may result in prices and terms less favourable to the Chargee than those that could be obtained by selling or otherwise disposing of such Collateral Securities in multiple transactions, over multiple days, in a broadly distributed offering and/or in the absence of, or at a time later than the occurrence of, any adverse events or circumstances. For the avoidance of doubt, the Chargee shall not be limited to enforcing in accordance with foregoing procedures in this paragraph (b) and may also enforce using any other method or procedure that satisfies the applicable requirements set forth in this Deed.

(c)	The Chargor hereby (i) acknowledges that selling or otherwise disposing of the Collateral Securities in accordance with the restrictions and other provisions set forth in this Clause 13.7 may result in prices and terms less favourable to the Chargee than those that could be obtained by selling or otherwise disposing of such Collateral Securities in a single transaction to a single purchaser and (ii) agrees and acknowledges that (A) no method of sale or other disposition of such Collateral Securities shall be deemed commercially unreasonable because of any action taken or not taken by the Chargee to comply with such restrictions or otherwise comply with such provisions or because of any such less favourable prices or terms and (B) the Chargee shall not have any liability or responsibility for any such action taken or not taken by it or any such less favourable prices or terms.

(d)	To the extent any Collateral Securities are subject to any competing Security in favour of the Chargor, the Chargor hereby irrevocably agree to release such competing Security from such Collateral Securities with immediate effect upon the exercise of any right or remedy that the Chargee (or a Receiver) may have in respect of such Collateral Securities under the Transaction Security (including any right to sell, dispose or appropriate such Collateral Securities under this Deed) following an Enforcement Event. The release of such other competing Security shall automatically take effect without the need for any other action or step being required to be taken by the Chargor or any other person. Upon a disposal of any of the Collateral Securities, the Chargee is authorised to execute, without the need for any further authority from the Chargor or the Chargee, any release of any claim over the Collateral Securities that may be required or desirable.

13.8	Private Enforcement

For purposes of Swiss insolvency laws, enforcement of the security interest constituted by this Deed may take place outside debt enforcement proceedings (Privatverwertung). The Chargee may commence other enforcement proceedings against the Chargor by way of special or general enforcement (Betreibung auf Pfändung oder Konkurs) pursuant to the Swiss Federal Act on Debt Enforcement and Bankruptcy. Art. 41 para. 1bis of the Swiss Federal Act on Debt Enforcement and Bankruptcy is hereby waived.

13.9	Limitations on Enforcement

(a)	Notwithstanding any other provision of the Finance Documents to the contrary, including without limitation Clauses 13.5 (Appropriation under the Financial Collateral Regulations) and 13.7 (Sale of Collateral Securities) of this Deed, in no event shall the Chargee be entitled to acquire, receive, vote or exercise any other rights in respect of any Collateral Securities to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights (the “Ownership Limitation”):

(i)	it would cause the Chargee to have Beneficial Ownership equal to or greater than 9.0% of the number of the total outstanding Shares of the Issuer;

(ii)	the Chargee, under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the constitutional documents of the Issuer, in each case, applicable to ownership of the Shares (the “Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of such Shares equal to:

(A)	the number of such Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any person or entity) of the Chargee or would result in an adverse effect on the Chargee under any Applicable Restriction, as determined by the Chargee in its reasonable discretion; less

(B)	1% of the number of the total outstanding Shares.

(b)	The inability of the Chargee to acquire, receive or exercise rights with respect to the Collateral Securities as provided above at any time as a result of an Ownership Limitation shall not preclude the Chargee from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Finance Documents to the contrary, the Chargee shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral Securities that the Chargee is not entitled to acquire or receive, or exercise any other rights, at any time pursuant to Clauses 13.5 (Appropriation under the Financial Collateral Regulations) and 13.7 (Sale of Collateral Securities) of this Deed, until such time as the Chargee is not prohibited from acquiring, receiving or exercising such rights in respect thereof under this Clause 13.9.

(c)	Notwithstanding any other provision of the Finance Documents to the contrary, any sale, transfer or other disposition of the Collateral Securities by the Chargee must be a Qualifying Disposition.

14.	RECEIVERS

14.1	Order of Application

All moneys received or recovered by the Chargee or any Receiver pursuant to this Deed shall (subject to the claims of any person having prior rights thereto) be applied in the following order, notwithstanding any purported appropriation by the Chargor:

(a)	in discharging all costs and expenses incurred by the Chargee, any Receiver or any delegate in connection with any realisation or enforcement of the Security or any action taken at the request of the Chargee under Clause 4 (Further assurance);

(b)	in or towards the discharge of the Secured Obligations in accordance with the terms of the Facility Agreement;

(c)	if the Chargor is under any further actual or contingent liability in respect of the Secured Obligations, in payment to a suspense account;

(d)	if the Chargor is not under any further actual or contingent liability in respect of the Secured Obligations, in payment or distribution to any person to whom the Chargee is obliged to pay or distribute in priority to the Chargor; and

(e)	the balance, if any, in payment or distribution to the Chargor.

14.2	Appointment of Receiver

(a)	Subject to paragraph (d) below, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Chargee to the Chargor, or if so requested by the Chargor, the Chargee may by writing under hand signed by any officer or manager of the Chargee, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

(b)	Section 109(1) of the Law of Property Act 1925 shall not apply to this Deed.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to any floating charge created by this Deed.

(d)	The Chargee shall be entitled to appoint a Receiver save to the extent prohibited by section 72A of the Insolvency Act 1986.

14.3	Powers of Receiver

Each Receiver appointed under this Deed shall have (subject to any limitations or restrictions which the Chargee may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Deed), so that the powers set out in schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the Chargor, each Receiver shall have power to:

(a)	redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(b)	settle any claims, accounts, disputes, questions and demands with or by any person relating to any of the Charged Property; and

(c)	do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 14.3, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

14.4	Receiver as Agent

Each Receiver shall be the agent of the Chargor, which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him (other than those caused by the Receiver’s gross negligence or wilful misconduct). No Receiver shall at any time act as agent for the Chargee, and the Chargee will not be responsible for any act or defect of a Receiver.

14.5	Removal of Receiver

The Chargee may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

14.6	Remuneration of Receiver

The Chargee may from time to time fix the remuneration of any Receiver appointed by it.

15.	APPLICATION OF PROCEEDS

15.1	Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Deed.

15.2	Application against Secured Obligations

Any moneys or other value received or realised by the Chargee from the Chargor or a Receiver under this Deed may be applied by the Chargee to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Chargee may determine.

15.3	Suspense Account

Until the Secured Obligations are paid in full, the Chargee or the Receiver (as appropriate) may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Deed or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Chargee or the Receiver as the Chargee or the Receiver shall think fit) and the Chargee or the Receiver may retain the same for the period which it considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

16.	PROTECTION OF CHARGEE AND RECEIVER

16.1	No Liability

(a)	Neither the Chargee nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence or wilful misconduct under the Finance Documents.

(a)	The Chargee shall not be obliged to do any of the following in respect of any Charged Property:

(i)	perform any obligation of the Chargor;

(ii)	make any payment;

(iii)	enquire as to the nature or sufficiency or any payment received by it or the Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it or the Chargor may be entitled to; or

(v)	exercise any right to which it or the Chargor may be entitled to.

16.2	Possession of Charged Property

Without prejudice to Clause 16.1 (No Liability) above, if the Chargee or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

16.3	Primary liability of Chargor

The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations. The liability of the Chargor under this Deed and the charges contained in this Deed shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of Securities, dealing, variation or arrangement by the Chargee, or by any other act, event or matter whatsoever whereby the liability of the Chargor (as a surety only) or the charges contained in this Deed (as secondary or collateral charges only) would, but for this provision, have been discharged.

16.4	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this this Deed, would reduce, release or prejudice any of its obligations under this this Deed (without limitation and whether or not known to it or the Chargee) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor, the Parent or other person;

(b)	the release of any other Obligor, the Parent or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, the Parent or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, the Parent or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

16.5	Deferral of Chargor’s rights

(a)	Until the date on which the Secured Obligations have been unconditionally discharged in full and unless the Chargee otherwise directs, the Chargor shall not exercise any rights which it may have to:

(i)	receive, claim or have any benefit of any payment, guarantee, indemnity, contribution or security from or on account of any guarantor or surety of the Chargor’s obligations under the Finance Documents;

(ii)	take the benefit (in whole or in part and whether by subrogation or otherwise) of any rights of the Chargee under the Finance Documents or any guarantee, indemnity or security taken pursuant to or in connection with the Finance Documents;

(iii)	bring legal or other proceedings for an order requiring an Obligor to make any payment, or perform any obligation, in respect of which the relevant Obligor has given a guarantee, security, undertaking or indemnity under any Finance Documents;

(iv)	exercise any right of set-off or counterclaim or any right in relation to any flawed asset or hold-back arrangement, in each case, against an Obligor;

(v)	exercise any right of retainer, quasi-retainer or other analogous right; and/or

(vi)	claim, rank or prove as a creditor of an Obligor in competition with the Chargee.

(b)	If a Chargor receives any benefit, payment or distribution in relation to any right referred to in paragraph (a) above, it shall hold it to the extent necessary to enable all amounts which may be or become payable to the Chargee by any Obligor or the Chargor under or in connection with a Finance Document to be repaid in full on trust for the Chargee and shall promptly pay the same to the Chargee or as it may direct.

16.6	Delegation

The Chargee may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Deed to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit. The Chargee will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any delegate.

16.7	Cumulative Powers

The powers which this Deed confers on the Chargee appointed under this Deed are cumulative, without prejudice to its respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Chargee may, in connection with the exercise of its powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Chargee will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

17.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Chargee, each Receiver and any person nominated for the purpose by the Chargee or any Receiver (in writing and signed by an officer of the Chargee or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed:

(a)	to do anything which the Chargor is obliged to do under this Deed but has failed to do (including to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing as the Lender may reasonably specify); and

(b)	following the occurrence of an Enforcement Event, to exercise any rights or powers conferred on the Chargee or any Receiver under this Deed or otherwise for any of the purposes of this Deed, and the Chargor covenants with the Chargee and each Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

18.	PROTECTION FOR THIRD PARTIES

18.1	No Obligation to Enquire

No purchaser from, or other person dealing with, the Chargee or any Receiver (or their agents) shall be obliged or concerned to enquire:

(a)	whether the right of the Chargee or any Receiver to exercise any of the powers conferred by this Deed has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power;

(b)	whether any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters;

(c)	the manner or the order by which any amount received or recovered by the Chargee or any Receiver is to be applied; or

(d)	whether the Collateral Securities have been released from any competing Security in favour of the Chargor.

18.2	Receipt Conclusive

The receipt of the Chargee or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Chargee or any Receiver.

18.3	Chargor intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), the Chargor expressly confirms that it intends that the Security created by this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: investments, business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing

19.	REINSTATEMENT AND RELEASE

19.1	Discharge Conditional

Any settlement or discharge between the Chargor and the Chargee shall be conditional upon no security or payment to the Chargee by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of the Chargee under this Deed) the Chargee shall be entitled to recover from the Chargor the value which the Chargee has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

19.2	Covenant to Release

Once all the Secured Obligations have been irrevocably paid in full and the Chargee could not reasonably be expected to have any actual or contingent liability to advance further moneys to, or incur liability on behalf of, the Chargor and the Chargee shall, at the request and cost of the Chargor, promptly:

(a)	release, reassign or discharge (as appropriate) the Charged Property from the Security created by this Deed;

(b)	execute any documents (or procure that its nominees execute any documents) or take any action which may be necessary to release the Charged Property from the Security constituted by this Deed; and

(c)	return all documents of title, transfer documents and other documentation relating to the Charged Property which it holds (or which are being held to its order).

20.	CURRENCY CLAUSES

20.1	Conversion

All moneys received or held by the Chargee or any Receiver under this Deed may be converted into any other currency which the Chargee considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the spot rate of exchange then prevailing for purchasing that other currency with the existing currency by a bank selected by the Chargee.

20.2	No Discharge

No payment to the Chargee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Chargee has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Deed to recover the amount of the shortfall.

21.	SET-OFF

21.1	Set-off by the Chargee

The Chargee may set off any matured obligation due from the Chargor under the Finance Documents (to the extent beneficially owned by the Chargee) against any matured obligation owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange selected by it for the purpose of the setoff.

21.2	Different Currencies

The Chargee may exercise its rights under Clause 21.1 (Set-off by the Chargee) notwithstanding that the amounts concerned may be expressed in different currencies and the Chargee is authorised to effect any necessary conversions at a market rate of exchange selected by it.

21.3	Unliquidated Claims

If, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Chargee to the Chargor, the relevant obligation or liability is unliquidated or unascertained, the Chargee may set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

21.4	No Set-off

The Chargor will pay all amounts payable under this Deed without any set-off, counterclaim or deduction whatsoever unless required by law, in which event the Chargor will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to have been made.

22.	RULING OFF

If the Chargee receives notice of any subsequent Security or other interest affecting any of the Charged Property (except as permitted by the Facility Agreement) it may open a new account for the Chargor in its books. If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations unless such amounts are sufficient to repay the Secured Obligations in full.

23.	REDEMPTION OF PRIOR CHARGES

The Chargee may, at any time after an Enforcement Event has occurred, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor. The Chargor will on demand pay to the Chargee all principal moneys and interest and all losses incidental to any such redemption or transfer.

24.	NOTICES

Any communication to be made under or in connection with this Deed shall be made in accordance with Clause 35 (Notices) of the Facility Agreement.

25.	CHANGES TO PARTIES

25.1	Assignment by the Chargee

The Chargee may at any time assign or otherwise transfer all or any part of its rights under this Deed in accordance with the Finance Documents.

25.2	Changes to Parties

The Chargor authorises and agrees to changes to parties under clause 24 (Changes to the Parties) of the Facility Agreement and authorises the Chargee to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions.

26.	MISCELLANEOUS

26.1	Certificates Conclusive

A certificate or determination of the Chargee as to any amount payable under this Deed will be conclusive and binding on the Chargor, except in the case of manifest error.

26.2	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

26.3	Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

26.4	Failure to Execute

Failure by one or more parties (“Non-Signatories”) to execute this Deed on the date hereof will not invalidate the provisions of this Deed as between the other Parties who do execute this Deed. Such Non-Signatories may execute this Deed on a subsequent date and will thereupon become bound by its provisions.

27.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual obligations arising out of or in connection with it (including, without limitation, the security interest created under this Deed) are governed by English law.

28. ENFORCEMENT

28.1	Jurisdiction of English courts

(a)	The courts of England in London have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any dispute regarding the existence, validity or termination of this Agreement and including, without limitation, the security interest created under this Deed) (a “Dispute”).

(b)	The Chargor agrees that the courts of England in London are the most appropriate and convenient courts to settle Disputes and accordingly the Chargor will not argue to the contrary.

28.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoints Glencore UK Limited, 50 Berkeley Street, London W1J 8HD as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Chargor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Chargee. Failing this, the Chargee may appoint another agent for this purpose.

(c)	Nothing herein shall affect the right of the Chargee under this Deed or the Chargee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Chargor in any other jurisdiction.

29.	WAIVER OF IMMUNITIES

The Chargor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court or arbitral tribunal;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts or arbitral tribunals of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

IN WITNESS whereof this Deed has been duly executed as a deed and is delivered on the date first above written.

SIGNATORIES TO SECURITY DEED

THE CHARGOR

EXECUTED as a DEED by
[ ] acting by:

By:

Name:

Title:

In the presence of:

Witness’s signature:

Name:
Address:

Signature page to [       ] Security Deed]

THE CHARGEE

HSBC BANK PLC

By:

Name:

Title:

Signature page to [       ] Security Deed]